Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of June 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of June 2008.
Operational statistics for the month of June 2008 and the comparative figures for the previous month are as follows:

	June 2008	May 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	127.599 million	126.525 million
- Post-paid Subscribers	65.704 million	65.242 million
- Pre-paid Subscribers	61.895 million	61.283 million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	7.035 million	5.961 million
- Post-paid Subscribers	3.230 million	2.768 million
- Pre-paid Subscribers	3.805 million	3.193 million

Aggregated Number of CDMA Cellular Service Subscribers	43.169 million	43.153 million
- Post-paid Subscribers	39.943 million	39.863 million
- Pre-paid Subscribers	3.226 million	3.290 million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	1.242 million	1.226 million
- Post-paid Subscribers	1.321 million	1.241 million
- Pre-paid Subscribers	(0.079) million	(0.015) million

Notes:
1.	All the Aggregated Numbers recorded for the months of May 2008 and June 2008 are aggregated data reported at 24:00 on 31 May 2008 and 30 June 2008 respectively.

2.	The accounting period of all Aggregated Net Additions in 2008 for the month of June 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 30 June 2008 respectively.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of May 2008 and June 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As of the date of this announcement, the Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Tong Jilu, Li Gang and Zhang Junan

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 18 July 2008

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